Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029	CONTACT John Chattaway, Stewart Media Relations (713) 625-8180; mediarelations@stewart.com

Stewart Strengthens Data and Analytics Capabilities by Announcing
its Intent to Acquire Informative Research

Acquisition will add technology and data services to enhance loan and real estate solutions

HOUSTON (August 26, 2021) – Stewart Information Services Corporation (NYSE-STC) today announced the signing of an agreement to acquire Informative Research (IR), a leader in providing credit, consumer, and real estate data and technology services. IR serves more than 3,000 customers across the United States and offers a wide range of mission critical solutions through its proprietary platform to streamline the loan cycle.

“Stewart continues to invest in the creation of an end-to-end, customer-focused real estate services and technology platform,” said Fred Eppinger, Stewart Chief Executive Officer. “By bringing IR into the Stewart family of companies, we further reflect that commitment and advance our data and analytics capabilities. I’m excited about the possibilities our service platform offers as we add IR to Cloudvirga, Signature Closers, and NotaryCam as well as our existing appraisal and title capabilities to provide customers with superior performance and ease of use across the transaction lifecycle.”

“Joining the Stewart family accelerates our ability to develop and bring to market additional products and services that will better serve the lending and real estate industry. We’re excited to be able to help drive the creation of a holistic loan and real estate analytical service and closing process at Stewart,” said Sean Buckner, Informative Research President and Chief Executive Officer. “Through our technology suite, IR allows customers to improve sales and profits while reducing risk, which makes it a perfect fit with Stewart. We look forward to a bright future as we help our customers drive performance and succeed.”

The purchase price is $192 million and will be funded with available company resources. The transaction is expected to close following the appropriate regulatory review and will be immediately accretive to Stewart’s earnings. IR will continue operating as a standalone company. Locke Lord LLP is serving as legal advisor to Stewart. Marlin & Associates is serving as exclusive strategic and financial advisor to IR and Wyrick Robbins Yates & Ponton LLP as its legal advisor.

About Stewart
Stewart (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise, and solutions our customers need for any real estate transaction. At Stewart, we are dedicated to becoming the premier title services company and we are committed to doing so by partnering with our customers to create mutual success. Learn more at stewart.com.

ST-IR

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